Exhibit 5.1

[GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

sfinley@gibsondunn.com

April 14, 2003

Direct Dial	Client No.
(212) 351-4000	C 75127-00033
Fax No
(212) 351-4035

The Advisory Board Company
The Watergate
600 New Hampshire Avenue, N.W.
Washington, D.C. 20037

Re:	The Advisory Board Company - Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (as amended, the “Registration Statement”) of The Advisory Board Company, a Delaware corporation (the “Company”), that the Company will submit on April 16, 2003 for filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of up to 2,113,066 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), by an existing holder of Common Stock and options to purchase shares of Common Stock (the “Selling Stockholder”).

     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Shares that are owned directly by the Selling Stockholder have been validly issued and are fully paid and non-assessable, and (ii) when issued

GIBSON, DUNN & CRUTCHER LLP

The Advisory Board Company
April 14, 2003

against payment therefor, the Shares that are subject to options will be validly issued, fully paid and non-assessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very Truly Yours,

/s/ GIBSON, DUNN & CRUTCHER LLP